Exhibit 99.1

SORRENTO’S TNK THERAPEUTICS SUBSIDIARY ACQUIRES

MULTIPLE CLINICAL STAGE CAR-T IMMUNOTHERAPY PROGRAMS

San Diego, CA – August 10, 2015 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento) announced today that its wholly-owned subsidiary, TNK Therapeutics, Inc., has acquired multiple preclinical and clinical stage chimeric antigen receptor (CAR)-T immunotherapy programs as well as underlying CAR-T technology through the acquisition of two privately-held biotechnology companies. The CAR-T programs focus on targeting solid tumors as well as infectious diseases.

“We are very pleased to enter the dynamic CAR-T immunotherapy field with these clinical stage assets targeting solid tumors, an area of great unmet medical need”, said Dr. Henry Ji, President and CEO of Sorrento. “Especially exciting is the potential of combining the CAR-T therapies with Sorrento’s immune-oncology programs, such as anti-PD1 and anti-CTLA4 monoclonal antibodies (mAbs). We recently in-licensed late clinical stage biobetter mAbs of the marketed antibodies infliximab, cetuximab, and basiliximab, as well as a biosimilar mAb of omalizumab. Utilizing these assets, combination therapies of our biobetter mAb of basiliximab, an anti-CD25 mAb that has been used to target and deplete immunosuppressive regulatory T cells1, or cetuximab, an anti-EGFR (epithelial growth factor receptor) mAb, may work synergistically with our CAR-T and CAR.TNK programs for the treatment of solid tumors.

With these acquisitions of clinical and pre-clinical CAR constructs, TNK Therapeutics is now positioned to accelerate the development of in-house adoptive immunotherapies, including the “off-the-shelf” CAR.TNK programs in our exclusive partnership with NantKwest. This breadth of complementary clinical programs and enabling technologies truly positions TNK Therapeutics to be a leader in the field of adoptive immunotherapies.”

Information about these CAR-T programs, underlying technologies as well as the biosimilar/biobetter antibodies will be detailed in Sorrento’s updated corporate presentation later this month.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage biopharmaceutical company developing new treatments for cancer and associated pain and inflammation and autoimmune diseases. Sorrento recently licensed multiple late-stage biosimilar and biobetter antibodies for oncology and inflammation diseases for the US, European and Japanese markets. Sorrento recently sold the rights to Cynviloq™, which successfully completed the TRIBECA™ study, to NantPharma. The company is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist to treat terminal cancer patients suffering from intractable pain.

[1]	Int J Oncol. 2009 Feb;34(2):563-72

In December 2014, Sorrento and NantWorks formed a global joint venture, now called Immunotherapy NANTiBody, LLC, to focus on immunotherapies for cancer. Also in December 2014, Sorrento and Conkwest, Inc., now renamed as NantKwest, Inc., an immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, entered into an agreement to jointly develop CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer and infectious diseases. In March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop immunotherapies against tumor neo-epitopes. In July 2015, Sorrento and NantBioScience, Inc., a subsidiary of NantWorks, established a joint venture, called NantCancerStemCell, LLC to focus on the development of “first-in-class” small molecules against targets which may address important drivers of cancer growth including cancer stem cells.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Sorrento’s prospects, including, but not limited to any statements about the chimeric antigen receptor (CAR) T cell programs; potential combination therapies, Sorrento’s expectations for adoptive cellular immunotherapies, Sorrento’s collaborations with NantKwest, NantCell, NantPharma and NantBioScience, and the development of adoptive immunotherapies and the biosimilar/biobetter programs; Sorrento’s ability to leverage the expertise of its employees and partners to assist the company in the execution of its strategies; Sorrento’s advances made in developing RTX, CAR.TNKs and human monoclonal antibodies using its proprietary G-MAB fully human antibody technology, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, G-MAB™, CAR.TNK™, TNK Therapeutics™, and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

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SOURCE: Sorrento Therapeutics, Inc.

Contact:

Henry Ji, Ph.D.

President & Chief Executive Officer

Tel: (858) 668-6923

hji@sorrentotherapeutics.com